Exhibit 99.1

Q4 2010 Selected Operating and Financial Results

Broadband Growth and Digitization Driving 2010 Performance

Cologne, Germany — February 25, 2011. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three months and year ended December 31, 2010. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release is available on Unitymedia´s (www.unitymedia.de) and Liberty Global´s (www.lgi.com) websites. In addition, Unitymedia’s audited financial statements with the accompanying notes are expected to be posted to both websites prior to the end of March 2011.

With the exception of information presented as of and for the quarter (“Q4”) ended December 31, 2010, all financial and operating information included in this release is presented on a pro forma basis unless otherwise noted. For additional information, see footnote 1 on page 10. Operating and financial highlights for the year ended December 31, 2010 as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•                  Total RGUs increased by 6% or 340,100 in 2010 to 6.0 million, of which 95,500 were added in Q4

•                  Advanced services subscriptions, consisting of digital cable, internet and telephony, grew by 22% or 556,900 in 2010 to 3.1 million RGUs

•                  Combined internet and telephony RGU base increased by 385,100 or 33% in 2010, with 53,900 internet RGUs and 53,100 telephony RGUs added in Q4

•                  Finished 2010 with 34% digital penetration, having added 171,800 digital RGUs during the year, including 42,100 in Q4

•                  15% of customer base subscribed to triple play services at year-end 2010

•                  Network is 94% upgraded for 2-way services, of which approximately 81% is EuroDOCSIS 3.0 enabled - reaching 2010 target

•                  Launched HD/DVR functionality in October, with HD/DVR increasingly bundled in Unity3play

Financial Results:*

•                  Revenue increased 6% to €935 million in 2010, with blended ARPU per customer expanding 8% to €15.07

•                  Delivered a strong Q4 with revenue growing 10% to €242 million

•                  Adjusted EBITDA increased 11% to €521 million in 2010

•                  Q4 2010 Adjusted EBITDA grew 9% to €135 million impacted by higher marketing costs

•                  Capital expenditures decreased 140 basis points to 28% of revenue in 2010

*   For definitions and reconciliations of certain financial and subscriber metrics please see pages 9-12.

Unitymedia Operating Statistics Summary

	December 31,
	2010 Historical	2009 Pro forma	2008 Pro forma	2010-2009 Change

Footprint
Homes Passed(2)	8,718,900	8,786,100	8,684,900	(1)%
Two-Way Homes Passed(3)	8,183,600	8,095,300	7,221,600	1%

Subscribers (RGUs(4))
Analog Cable(5)	2,954,200	3,171,000	3,498,900	(7)%
Digital Cable(6)	1,533,800	1,362,000	1,116,400	13%
Total Video	4,488,000	4,533,000	4,615,300	(1)%
Internet(7)	780,300	588,900	380,200	33%
Telephony(8)	779,300	585,600	362,600	33%
Total RGUs	6,047,600	5,707,500	5,358,100	6%

Quarterly Q4 RGU Net Additions/(Losses)
Analog Cable	(53,600)	(86,500)	(145,600)	38%
Digital Cable	42,100	61,300	86,500	(31)%
Total Video	(11,500)	(25,200)	(59,100)	54%
Internet	53,900	47,300	52,000	14%
Telephony	53,100	50,200	54,900	6%
Total RGU Net Additions	95,500	72,300	47,800	32%

Penetration
Digital Cable as % of Total Video Subs(9)	34.2%	30.0%	24.2%	420bp
Internet as % of Two-Way Homes Passed(10)	9.5%	7.3%	5.3%	220bp
Telephony as % of Two-Way Homes Passed(10)	9.5%	7.2%	5.0%	230bp

Customer Relationships
Customer Relationships(11)	4,555,100	4,533,000	4,615,300	N.M.
RGUs per Customer Relationship	1.33	1.26	1.16	6%

ARPU (€)(12)
Blended ARPU per Customer Relationship	15.07	13.96	N.A.	8%

N.M — Not Meaningful

N.A. — Not Available

For footnote disclosure please refer to pages 10-12.

Subscriber Statistics

At December 31, 2010, we had 6.048 million RGUs, reflecting an increase of 6%, as compared to our 5.708 million RGUs at December 31, 2009. This increase in RGUs was due to growth in our advanced services, consisting of digital cable, internet and telephony, which grew 22% from 2.537 million RGUs as of December 31, 2009 to 3.093 million RGUs as of December 31, 2010. During 2010, we achieved RGU net additions of 340,100, as compared to 349,400 in 2009, of which 95,500 and 72,300 were added in the fourth quarter, respectively. The increase in RGU net additions in the fourth quarter 2010 versus the prior year period was primarily due to lower basic video churn and slightly higher growth in internet and telephony RGUs. The small year-on-year decrease in 2010 RGU net additions was primarily related to slightly lower advanced services growth, partially offset by lower basic analog video churn. At December 31, 2010, advanced services represented 51% of our total RGU base, as compared to 44% at December 31, 2009.

Our video subscriber base at December 31, 2010 totaled 4.488 million RGUs, consisting of 2.954 million analog and 1.534 million digital subscribers. During 2010 our total video base declined by 1% or 45,000 RGUs, versus a decline of 82,300 RGUs in the 2009 period, both primarily as a result of the competitive environment and previous price increases in our single and multi-user bases. The decrease in our analog video customer base in 2010 was largely offset by the addition of 171,800 digital video households. The increase in digital RGUs has been driven by the ongoing conversion of analog cable subscriptions into digital as well as continued strong take-up of Unity3play, positioning us for further upsell of our digital base into higher value pay TV, HD and DVR subscriptions. Our digital video penetration at December 31, 2010 was 34%, up from 30% at December 31, 2009.

We finished the year ended December 31, 2010 with 780,300 RGUs for our internet and 779,300 RGUs for our telephony services. During 2010, our internet RGUs increased by 191,400 or 33% and our telephony RGUs increased by 193,700 or 33%. During the fourth quarter of 2010, we added 53,900 internet and 53,100 telephony RGUs, as compared to 47,300 and 50,200 RGUs, respectively, added during the fourth quarter of 2009. Our internet and telephony RGU growth has been driven primarily by the strong take-up of our Unity3play services, which offer the consumer a bundled offering consisting of digital basic video programming, internet and telephony services. Approximately 95% of our internet additions in 2010 also subscribed to our telephony service, while approximately 75% of internet additions during the year opted for our Unity3play bundles.

As of December 31, 2010, 15% of our customer base subscribed to our Unity3play services, whereas 2% opted for double play. The remaining 83% of our customer base is on single play (either video, internet or telephony), clearly highlighting the large upsell potential for our bundled products.

As a result of upselling existing customers into higher value bundled services, we have increased our RGUs per customer relationship by 6%, to 1.33x at December 31, 2010 from 1.26x at December 31, 2009. Over the same period, our blended ARPU per customer relationship has increased by 8% to €15.07 for the year ended December 31, 2010, as compared to €13.96 for the year ended December 31, 2009.

Strategy and Products

A key component of our business strategy is to increase the penetration of our advanced services by providing our customers with a compelling value proposition through our bundled product offerings, enhanced digital video functionality and quality content. As a result, we aim to increase our ARPU per customer through a combination of migrating our largely single-play analog cable customers to digital video and by upselling our customers to our integrated Unity3play services. As part of our business strategy in 2010, we accelerated the roll-out of EuroDOCSIS 3.0 technology and finished the year with approximately 81% of our two-way homes passed capable of next-generation high-speed internet.

During 2010, we enriched our core Unity3play bundle, consisting of an internet connection, national landline flat rate telephony and a standard digital set-top box including our basic digital video tier, by doubling the internet speed in our core Unity3play bundle for new subscribers to 32 Mbps, as compared to 16 Mbps in 2009. This bundle is being offered free of charge in the first three months, at a price point of €25 per month for the next twelve months, increasing to €30 per month thereafter if the contract is not terminated. With this approach we demonstrate the speed advantage of our core product vis-à-vis a standard DSL connection and at the same time offer the consumer a strong value proposition. In line with our increasing focus on DSL switchers to drive further broadband growth, we launched a campaign starting on September 1, 2010, through which new subscribers enjoy free triple and double play services for up to 6 months if their existing DSL contract has a remaining life of over 3 months. Following the free-of-charge period, the minimum contract period lasts one or two years depending on the subscribed bundle.

On September 1, 2010, we also restructured our pay TV offerings into two packages for family home entertainment. Our entry-tier pay TV package “HIGHLIGHTS” includes 17 of the most frequently watched family entertainment pay channels. The second pay TV package “ALL STARS” contains 53 pay channels representing a variety of genres. Our digital customers can subscribe to both pay TV packages directly or through a Unity3play bundle at a discount. Our premium Unity3play bundle is comprised of a 32 Mbps or 64 Mbps (where EuroDOCSIS 3.0 is available) high-speed internet connection, national flat rate fixed-line telephony, the HD box as well as our “ALL STARS” pay TV package. This bundle is being offered free of charge in the first three months to new subscribers who commit to one- or two-year contracts, at a price point of €40 per month for the next twelve months, increasing to €50 per month thereafter if the contract is not terminated.

As part of our HD strategy, we expanded our HD channel line-up in October 2010 from 5 channels to 15 HD channels, further enhancing our customers´ HDTV viewing experience. For an incremental €5, digital pay TV customers that subscribe to our “HIGHLIGHTS” package can enjoy 10 HD channels in total and those subscribing to our “ALL STARS” can enjoy 15 HD channels in total. We also began offering DVR functionality in October to those customers subscribing to our HD box at no additional monthly charge. This was accomplished through an automatic software download that upgraded our deployed HD boxes to a full HD DVR with a 320 GB hard drive.

On top of these residential offers, we introduced business-to-business high speed broadband services for small and medium enterprises on July 1, 2010. These offerings primarily consist of a 64 Mbps or 128 Mbps internet connection and flat rate telephony services.

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Financials(1) for the Three Months and Year Ended December 31, 2010 and 2009 Based on EU-IFRS*

	Three months ended December 31,
(in €m, unless otherwise noted)	2010 Historical	2009 Pro forma	2010-2009 Change

Revenue	242.3	220.0	10%

Adjusted EBITDA(13)	135.4	124.4	9%

Capital Expenditures (“CapEx”)(14)	75.5	69.7	8%

Key Financial Metrics
Adjusted EBITDA Margin(15)	55.9%	56.5%	(60	)bp
CapEx as % of Revenue	31.2%	31.7%	(50	)bp

	Year ended December 31,
(in €m, unless otherwise noted)	2010 Pro forma	2009 Pro forma	2008 Pro forma	2010-2009 Change

Revenue	935.2	879.1	823.4	6%

Adjusted EBITDA(13)	520.9	471.3	409.7	11%

CapEx (14)	261.3	257.8	235.6	1%

Key Financial Metrics
Adjusted EBITDA Margin(15)	55.7%	53.6%	49.8%	210	bp
CapEx as % of Revenue	27.9%	29.3%	28.6%	(140	)bp

Revenue

For the three months ended December 31, 2010, revenue amounted to €242 million, reflecting an increase of 10% or €22 million, as compared to €220 million for the three months ended December 31, 2009. Revenue for the year ended December 31, 2010 was €935 million, up 6% or €56 million versus the respective period of 2009. The increase in both periods was primarily due to an increase in revenue from our advanced services, in particular from the continued take-up of our Unity3play product bundles, our other digital and HD video and broadband product offerings as well as the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base. The increase was partially offset by basic video subscriber churn resulting from previous price increases and competition.

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Adjusted EBITDA

Adjusted EBITDA for the three months and year ended December 31, 2010, was €135 million and €521 million, respectively, reflecting increases of 9% and 11%, respectively, as compared to the corresponding prior year periods. Key drivers for this growth in both periods were (i) the take-up of our advanced service bundles and (ii) the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base. The Adjusted EBITDA increase was partially offset by higher costs to service our larger RGU base, such as costs related to interconnection and programming, and higher marketing and sales expenditures, especially in the fourth quarter of 2010. Our Adjusted EBITDA margin for the full year 2010 was 55.7%, as compared to 53.6% in the comparable 2009 period. This year-over-year margin improvement of 210 basis points was primarily due to operating efficiencies, as well as the aforementioned January 1, 2010 price increase.

Capital Expenditures

Capital expenditures increased from €70 million for the three months ended December 31, 2009 to €76 million for the three months ended December 31, 2010, whereas capital expenditures for the year ended December 31, 2010 increased by 1% to €261 million. Key drivers for the increases in both periods were higher expenditures for CPE following the take-up of our new HD offerings, increased in-home wiring upgrade costs related to broadband and HD installations and expenditures relating to upgrading the network for EuroDOCSIS 3.0 capability, partially offset by a lower level of network backbone two-way upgrades. For the three months and year ended December 31, 2010, capital expenditures were 31% and 28% of revenue, respectively. As of December 31, 2010, the network was 94% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. Of these two-way upgraded homes passed, approximately 81% were EuroDOCSIS 3.0 ready at December 31, 2010. In addition, and aligned with our strategy of offering our customers competitive broadband services at very high speeds, we expect to have upgraded over 90% of all homes passed to the EuroDOCSIS 3.0 standard by the end of 2011. In line with the continued subscriber growth with Unity3play and the expected take-up of our new HD/DVR, capital expenditures in 2011 are expected to be in the range of 25% — 27% of revenue.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of December 31, 2010:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	632.2	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated dates:

	December 31, 2010 Historical	December 31, 2009 Pro forma
	in € millions
Existing Old Unitymedia Debt Prior to Closing of Liberty Global Transaction(1)	—	1,699.1	(17)

Revolving Credit Facility, of which drawn	80.0	—
Euro Senior Secured Notes due 2017, Net of Issuance Discount	1,402.3	1,399.5
USD Senior Secured Notes due 2017, Net of Issuance Discount	620.2	577.0
Senior Notes due 2019, Net of Issuance Discount	650.5	649.5
Finance Lease Obligations	4.6	3.2
Subtotal	2,757.6	4,328.3

Accrued Interest and Capitalized Transaction Costs	(45.9)	(38.5)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,711.7	4,289.8

Escrow Cash	—	(2,560.7)
Cash and Cash Equivalents	(58.7)	(185.0)
Net Debt(18)	2,653.0	1,544.1

About Unitymedia

Unitymedia is the second largest cable operator in Germany as measured by the number of video subscribers and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of December 31, 2010, Unitymedia served approximately 4.488 million video subscribers (including 1.534 million digital video RGUs), 780,300 internet RGUs and 779,300 telephony RGUs over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations as to our future capital expenditures as a percentage of revenue; our expectations with respect to the percentage of homes to be upgraded to the EuroDOCSIS 3.0 standard; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our audited consolidated financial statements for the year ended December 31, 2010 prior to the end of March 2011, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Following the acquisition by Liberty Global, we changed the manner of accounting for our video and internet subscriber base as of Q1 2010. Prior period figures have been adjusted to conform to the new subscriber counting policies and further adjustments to our subscriber counting policies are possible in future periods as we continue the integration process with Liberty Global.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Mario Wilhelm	+49 221.37792.196	Katrin Köster	+49 221.37792.159
Christian Fangmann	+49 221.37792.151

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202

Key Financial Overview and Reconciliations for the Three Months Ended December 31, 2010 and 2009 as well as for the Year Ended December 31, 2010, 2009 and 2008 Based on EU-IFRS

	Three months ended December 31,
(in €m)	2010 Historical	2009 Pro forma

Revenue	242.3	220.0

Adjusted EBITDA(13)	135.4	124.4

Depreciation and Amortization Expense	(90.7)	(80.3)
Stock-Based Compensation	—	(4.8)
Restructuring Costs and Other Operating Charges	(1.8)	(2.6)
Related Party Fees and Allocations(19)	(6.4)	—
EBIT	36.5	36.7

Net Financial Expense	(92.1)	(23.0)
Income Tax Benefit (Expense)	17.9	(71.9)
Loss from Continuing Operations	(37.7)	(58.2)

CapEx(14)	75.5	69.7

Adjusted EBITDA Margin(15)	55.9%	56.5%
CapEx as % of Revenue	31.2%	31.7%

	Year ended December 31,
(in €m)	2010 Pro forma	2009 Pro forma	2008 Pro forma

Revenue	935.2	879.1	823.4

Adjusted EBITDA(13)	520.9	471.3	409.7

Depreciation and Amortization Expense	(345.5)	(294.7)	(252.6)
Stock-Based Compensation	(7.3)	(5.0)	(1.8)
Restructuring Costs and Other Operating Charges	(26.7)	(2.7)	(0.7)
Related Party Fees and Allocations(19)	(23.8)	—	—
EBIT	117.6	168.9	154.6

Net Financial Expense	(326.7)	(102.1)	(83.4)
Income Tax Benefit (Expense)	35.5	(46.5)	(11.3)
Profit (Loss) from Continuing Operations	(173.6)	20.3	60.0

CapEx(14)	261.3	257.8	235.6

Adjusted EBITDA Margin(15)	55.7%	53.6%	49.8%
CapEx as % of Revenue	27.9%	29.3%	28.6%

Footnotes

(1)                         Unitymedia, formerly UPC Germany GmbH, is a subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 15, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the “Unitymedia Senior Notes”) in connection with Unitymedia’s then potential acquisition of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the “Unitymedia Merger”). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia’s January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the “Liberty Global Transaction”), has been given effect as of January 28, 2010 in the consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the financial statements of Unitymedia (a) do not cover periods prior to its October 15, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release is presented on a pro forma basis assuming that the formation of Unitymedia and the Unitymedia Merger occurred on January 1, 2008, and accordingly, the historical results, capital expenditures, financial position and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. It should be noted that the pro forma amounts for periods prior to January 28, 2010 do not include any adjustments to reflect the new basis of accounting resulting from the Liberty Global Transaction. The pro forma amounts for Unitymedia are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto, as previously provided in our Q3 and Q2 2010 reporting. The condensed consolidated financial information of Old Unitymedia for the first and second quarters of 2010 has been restated to give effect to the Unitymedia Merger and the new basis of accounting as of January 28, 2010. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia’s arena segment. As a result, Old Unitymedia’s arena segment is presented as a discontinued operation for all periods presented. Accordingly the financial and statistical information presented herein includes only our continuing operations.

The following table shows Unitymedia selected preliminary unaudited historical EU-IFRS operating data for the year ended December 31, 2010. The operating data for Unitymedia for this twelve-month period includes Old Unitymedia operating data from January 28, 2010 through December 31, 2010 after giving retroactive effect to the new basis of accounting resulting from the Liberty Global Transaction, as described above:

(in €m)	Year ended December 31, 2010

Revenue	866.9

Adjusted EBITDA	485.0
Depreciation and Amortization Expense	324.5
Stock-Based Compensation	—
Restructuring Costs and Other Operating Charges (a)	26.7
Related Party Fees and Allocations	23.8
EBIT	110.0

Net Financial Expense	(318.7)
Income Tax Benefit	35.5
Loss from Continuing Operations	(173.1)

CapEx	243.3

Adjusted EBITDA Margin	55.9%
CapEx as % of Revenue	28.1%

(a)          Includes €23.3 million of direct acquisition costs incurred by Unitymedia in connection with the Liberty Global Transaction.

(2)                         Homes Passed are homes or residential multiple dwelling units that can be connected to our cable network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. In Q4 2010, the number of homes passed has been adjusted as a result of a 130,200 non-organic reduction in the number of homes passed by our cable network.

(3)                         Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. In Q4 2010, the number of homes passed has been adjusted as a result of a 123,900 non-organic reduction in the number of homes passed by our cable network.

(4)                         Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)                        Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network. Beginning in Q2 2009, Analog Cable Subscribers include customers in multiple dwelling units that subscribe to our video services without an underlying landlord contract.

(6)                         Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premise as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)                         Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of Q4 2010, our Internet Subscribers include approximately 5,400 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)                         Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(9)                         Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)                    Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)                    Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. Beginning in Q1 2010, we also include subscribers not taking a video service but subscribing to our internet and/or telephony services. As of Q4 2010, we had approximately 67,100 of these customers.

(12)                    ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period. ARPU per Customer Relationship for Q4 2010 includes approximately 67,100 subscribers not taking a video service but subscribing to our internet and/or telephony services while ARPU per Customer Relationship for periods prior to Q1 2010 exclude such subscribers.

(13)                      Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans.  Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net profit (loss) from continuing operations, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our net profit (loss) from continuing operations are presented on page 9.

(14)                    CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets. CapEx in the 2009 period excludes €8 million for the acquisition of third-party cable networks.

(15)                    We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)                    Based on a USD/EUR exchange rate of 1.3366 as of December 31, 2010.

(17)                    Net of €251 million repurchased but not retired Floating Rate Notes.

(18)                    Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(19)                    Represents non-cash charge from parent for general support and administration services rendered.